PROSPECTUS Dated June 2, 1997                      Pricing Supplement No. 39 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-27919
Dated June 17, 1997                                      Dated January 22, 1998
                                                                 Rule 424(b)(3)

                   Morgan Stanley, Dean Witter, Discover & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES E
            Euro Floating Rate Senior Bearer Notes Due February 2003
                             -----------------------

     The Global Medium-Term Notes, Series E (Euro Floating Rate Senior Bearer Notes Due February 2003) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will be redeemable in whole, but not in part, at the option of Morgan Stanley, Dean Witter, Discover & Co. (the "Company") upon not less than 30 nor more than 35 calendar days notice on any Interest Payment Date, commencing February 12, 1999, and under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

     The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

     The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

Principal Amount:              JPY 3,000,000,000

Maturity Date:                 February 12, 2003; provided that
                               if such day is not a Business Day,
                               the payment of principal and
                               interest will be made on the next
                               succeeding Business Day, and no
                               interest on such payment shall
                               accrue for the period from and
                               after the Maturity Date

Settlement and Issue Date:     February 12, 1998

Interest Accrual Date:         February 12, 1998

Issue Price:                   100.00%

Specified Currency:            Japanese Yen

Redemption Percentage
   at Maturity:                100%

Initial Redemption Date:       Redeemable in whole, but not in
                               part, at the option of the Company
                               upon not less than 30 nor more
                               than 35 calendar days notice on
                               any Interest Payment Date,
                               commencing February 12, 1999

Initial Redemption
   Percentage:                 N/A

Annual Redemption
   Percentage Reduction:       N/A

Optional Repayment Date(s):    N/A

Total Amount of OID:           None

Original Yield to Maturity:    N/A

Initial Accrual Period OID:    N/A


Interest Payment Dates         Each February 12 and August 12,
                               commencing August 12, 1998;
                               provided that the final Interest
                               Payment Date will be the Maturity
                               Date.  If any such day (other than the
                               Maturity Date) is not a Business Day,
                               such Interest Payment Date will be
                               the next succeeding Business Day.

Interest Payment Period:       Semi-annually

Initial Interest Rate:         To be determined 2 London Banking
                               Days prior to the date of issuance

Initial Interest
   Reset Date:                 August 12, 1998; or if such day is not
                               a Business Day, the next succeeding
                               Business Day

Interest Reset Dates:          Each Interest Payment Date
                               commencing on the Interest Payment
                               Date in August 1998

Interest Reset Periods:        The period from and including an
                               Interest Reset Date to but excluding
                               the immediately succeeding Interest
                               Reset Date.

Reporting Service:             Telerate 3750

Calculation Agent:             The Chase Manhattan Bank (London
                               Branch)

Paying Agent:                  The Chase Manhattan Bank (London
                               Branch)

Exchange Rate Agent:           Morgan Stanley & Co. International
                               Limited

Agent:
                               Morgan Stanley & Co. International
                               Limited

                                              (continued on next page)

          Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                           MORGAN STANLEY DEAN WITTER



(continued from previous page)


Base Rate:                     LIBOR

Spread (Plus or Minus):        Plus 0.50% per annum

Spread Multiplier:             N/A

Alternate Rate Event Spread:   N/A

Index Currency:                Japanese Yen

Index Maturity:                6 Months

Maximum Interest Rate:         as set forth beside the applicable
                               interest payment periods below:


                                                         Maximum
           Interest Payment Period                    Interest Rate
           -----------------------                    -------------

From and including February 12, 1998 to
   and excluding February 12, 1999............             1.20%
From and including February 12, 1999 to
   and excluding February 12, 2000............             1.62%
From and including February 12, 2000 to
   and excluding February 12, 2001............             2.04%
From and including February 12, 2001 to
   and excluding February 12, 2002............             2.46%
From and including February 12, 2002 to
   and excluding February 12, 2003............             2.88%

Minimum Interest Rate:     N/A

Denominations:             JPY 100,000,000

Business Day:              Tokyo, London and New York

Common Code:               008412138

ISIN:                      XS0084121382